Exhibit 3.1

SECOND ARTICLES OF AMENDMENT

TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GREEN PLAINS RENEWABLE ENERGY, INC.

Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment  to its Second Amended and Restated Articles of Incorporation as of this date and hereby certified as follows:

1.  The name of the corporation is Green Plains Renewable Energy, Inc.

2.  This second amendment to the Second Amended and Restated Articles of Incorporation was duly adopted by the directors of the corporation by resolution effective May 14, 2014, and duly approved by the shareholders of the corporation on May 14, 2014, effective on the filing hereof, in accordance with the Act.

3.  This second amendment to the Second Amended and Restated Articles of Incorporation is as follows:

ARTICLE I shall be replaced in its entirety with:

ARTICLE I NAME

The name of the corporation shall be:  GREEN PLAINS INC.

IN WITNESS WHEREOF, the undersigned signs and executes this SECOND ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION and certifies to the truth of the facts herein stated this 14th day of May, 2014.

/s/ Michelle Mapes

By:  Michelle Mapes

Title: EVP-General Counsel & Corporate Secretary